Exhibit 10.1

TERMS OF 2012 RESTRICTED STOCK AWARD1

Participants:	All members of Delta's Board of Directors (the “Board”) who are not employees of Delta (“Non-Employee Directors”). These directors are:

Roy J. Bostock	Mickey P. Foret
John S. Brinzo	David R. Goode
Daniel A. Carp	Paula Rosput Reynolds
David G. DeWalt	Kenneth B. Woodrow
Shirley C. Franklin

Type of Award:	Restricted Stock, as defined and granted under the Delta 2007 Performance Compensation Plan (the “2007 Plan”).

Grant Date:	June 15, 2012

Number of

Shares:	The number of shares of Restricted Stock granted to each Non-Employee Director shall equal the result of the following formula: $115,000 divided by Y, where

Y = the closing price of Delta Common Stock, par value $0.0001 per share, on the New York Stock Exchange on the Grant Date.

Partial Shares:	Any partial shares resulting from the above formula will be ignored and the aggregate shares of Restricted Stock for each Non-Employee Director will be rounded up to the nearest whole ten shares.

Vesting:
Each grant awarded to a Non-Employee Director under the terms of this Exhibit 1 (a “2012 Grant”) will vest (the “Vesting Date”) on the earlier of (1) June 15, 2013 and (2) the date of Delta's 2013 Annual Meeting of Stockholders, subject to such Non-Employee Director's continued service as a member of the Board on the Vesting Date.

Accelerated

Vesting:
Notwithstanding the forgoing, accelerated vesting will occur prior to the Vesting Date as follows: individual 2012 Grants shall immediately vest on the date such Non-Employee Director ceases to be a member of the Board due to death or Disability. For purposes of the 2012 Grant, “Disability” shall mean the Non-Employee Director's inability to perform his or her duties as a member of the Board for a period of 180 or more days as a result of a demonstrable injury or disease.

Forfeiture:
Except as expressly set forth above, a Non-Employee Director shall immediately forfeit any unvested Restricted Stock on the date such Non-Employee Director ceases to be a member of the Board for any reason, other than due to death or Disability.

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1 In accordance with these terms, each Non-Employee Director received 11,210 shares of Restricted Stock on June 15, 2012. This is equal to $115,000 divided by $10.26 (the closing price of Delta Common Stock on the New York Stock Exchange on June 15, 2012), rounded up to the nearest whole ten shares.